Exhibit 99.1
PHH CORPORATION AND PENNANT CAPITAL MANAGEMENT
JOINTLY ANNOUNCE CERTIFIED RESULTS OF 2009 ANNUAL MEETING OF
STOCKHOLDERS
Mt. Laurel, NJ, and Chatham, NJ, June 12, 2009 — PHH Corporation (NYSE:PHH) (“PHH” or the “Company”) and Pennant Capital Management, LLC (“Pennant”) today jointly announced the results of the proposals considered at PHH’s 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) as certified by Corporate Election Services, the independent Inspectors of Election hired to count the votes and certify the voting results. At the 2009 Annual Meeting, PHH’s stockholders elected James O. Egan, Allan Z. Loren and Gregory J. Parseghian as Class I Directors to serve for three year terms, ratified the selection of Deloitte & Touche LLP as PHH’s independent registered public accounting firm for the fiscal year ending December 31, 2009, approved the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan, and approved the amendment of PHH’s Articles of Amendment and Restatement (as amended) to increase the Company’s number of shares of authorized capital stock from 110,000,000 shares to 275,000,000 shares and the authorized number of shares of common stock from 108,910,000 shares to 273,910,000 shares.
Stockholders representing 46,488,200 shares of PHH common stock were present at the 2009 Annual Meeting in person or by proxy, representing 85.5% of the 54,388,877 shares of PHH common stock outstanding as of the record date of April 22, 2009. The results of the votes cast at the 2009 Annual Meeting as certified by Corporate Election Services are as follows:

	FOR	WITHHELD

Proposal No. 1 — Director Election Proposal:
A. B. Krongard	18,210,666	303,855
Terence W. Edwards	18,391,254	123,267
James O. Egan	44,362,581	243,926
Allan Z. Loren	25,918,027	173,959
Gregory J. Parseghian	25,924,544	167,442

	FOR	AGAINST	ABSTAIN

Proposal No. 2 — Ratification of Auditors Proposal:	44,300,521	196,987	108,999
Proposal No. 3 — Incentive Plan Proposal:	37,244,934	7,231,934	129,639
Proposal No. 4 — Charter Amendment Proposal:	27,229,701	19,126,266	132,233
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage Corporation, is one of the top five retail originators of residential mortgages in the United States1, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the company and its subsidiaries, please visit our website at www.phh.com.

[1]	Inside Mortgage Finance, Copyright 2009
About Pennant Capital Management, LLC
Pennant Capital Management, LLC is an investment advisor founded by Alan Fournier in 2001 that currently manages over $2.6 billion in investor capital.
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PHH Contact Information: Nancy R. Kyle, 856-917-4268
Pennant Contact Information: Daniel H. Burch, MacKenzie Partners, Inc., 212-929-5748